UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 1, 2013

DALECO RESOURCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	0-12214	23-2860734
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania 19382

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  610-429-0181

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	APPOINTMENT OF DIRECTORS.

Directors

On May 1, 2013, Mr. Li Chi Kong and Mr. Grant Lin were appointed to the Board of Directors (“Board”) of the Registrant to serve until the next Annual Meeting of Stockholders.

Arrangement

On March 25, 2013, the Registrant finalized a Stock Purchase Agreement (“SPA”) with Far East Investments, LLC, a California limited liability company (“FEI”) and DTE Investment Ltd., a British Virgin Island company (“DTE”) (hereinafter FEI and DTE are sometimes collectively referred to as the “Investors” and individually as an “Investor”). The SPA provides for the Investors to pay the Company $1,500,000 for 15,000,000 shares of the Registrant’s common stock, par value $.01 (“Common Stock”) and a warrant for up to 18,000,000 shares of Common Stock (“Warrant”). The Warrant has a term of five (5) years (“Term”) and may be exercised at a price of $0.20 per share (“Exercise Price”). In the third through fifth years of the Term, the Exercise Price may be satisfied by exchanging Common Stock at the current market price. The Warrant may be exercised in whole or in part at any time during the Term.

Under the SPA for so long as the Investors retain at least 7,650,000 shares Common Stock issued under the SPA, the Investors are entitled to request that the Registrant nominate for election, by the shareholders of the Registrant at the Registrant’s annual meeting of shareholders, two persons suitable to serve as directors of the Registrant. The Investors have proposed that the Board nominate for election to the Board Messrs. Kong and Lin for election to the Board, by the shareholders of the Registrant at the Registrant’s next annual meeting of shareholders. The Nominating and Governance Committee of the Board of Directors of the Registrant has determined that such individuals are suitable to serve as directors of the Registrant. In the event that a person proposed for election by the Investors is not elected at any meeting of shareholders where Directors are elected, the Investors shall be entitled to nominate a replacement candidate who shall serve as a Director pending the next election of directors by the shareholders of the Company.

Although neither DTE nor FEI has filed its Schedule 13D with the Securities and Exchange Commission, management of the Registrant believes that the Investors continue to own the Common Stock and the Warrant.

Pursuant to the terms of the SPA, the Registrant entered into an Exclusive Sales Agency and Marketing Agreement (“Marketing Agreement”) with FEI. The Marketing Agreement grants to FEI the right to act as the Registrants exclusive marketing and sales agent for natural resources products in Asia excluding the nation of India. The Agreement also excludes the Registrant’s ZeoSure products.

Committees

Neither Mr. Kong nor Mr. Lin was appointed to any Committees of the Board of Directors of the Registrant. The Board of Directors has reviewed and evaluated the relationships with Messrs. Kong and Lin to determine the independence of each of the appointees in accordance with the governance policies of the Registrant as that term is defined in the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

Information required by Item 404(a) of Regulation S-K

The names and ages of the appointees for directors; their principal occupations during the past five years; their specific experiences, qualifications, attributes or skills that qualify them to serve as directors; and certain other information are listed below.

Li Chi Kong (52 years of age)

Mr. Li has over thirty years of entrepreneurial and leadership experience, having led and created several ventures in China. For the past ten years, Mr. Li has been the Chief Executive Officer of DTE Investments, a natural resources trading company throughout Asia. Previously, he was a Chinese based real estate developer and serial entrepreneur. Earlier in his career, he was the senior executive and partner responsible for the creation of the Fanda’s computer manufacturing facility prior to the creation of Lenovo Corporation.

Grant Lin (51 years of age)

Mr. Lin is the Managing Director of Far East Investments, LLC. He is also founder and owner of V Channel, an interactive TV shopping channel currently broadcasting 24/7 from Los Angeles, CA to the United Kingdom. Previously, he served as CEO of Far East Industrial Stock Co., Ltd China. Mr. Lin has wide international connections in investing, trading, and manufacturing in Asia, the United States, and the United Kingdom.

Stock Options

Mr. Kong has not been granted an option for the purchase of shares pursuant to the Registrant’s Independent Director Stock Option Plan. Mr. Lin does not qualify for a granted of an option for the purchase of shares pursuant to the Registrant’s Independent Director Stock Option Plan.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.27

Stock Purchase Agreement (“SPA”) by and among the Registrant, Far East Investments, LLC and DTE Investment Ltd. to the Report on Form 8-K dated March 25, 2013 is incorporated by reference herein.

A provision of the SPA requires that the Company shall not make any public announcement or statement concerning the Agreement other than that which the Company is required to disclose on Form 8-K and other filings with the Securities and Exchange Commission. The Registrant, consistent with its obligations under the securities laws, is required to seek confidential treatment of the information set forth in the Exhibits and Annex to the SPA and hereby requests such treatment of such information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2013	DALECO RESOURCES CORPORATION

	By:	/s/ MICHAEL D. PARRISH
Name: Michael D. Parrish
Title: Chief Executive Officer